Exhibit 4.1

AMENDMENT OF
WARRANT AGREEMENT

THIS AMENDMENT OF WARRANT AGREEMENT (this “Amendment”), is made as of December 1, 2022 (the “Amendment Effective Date”), by and among Waldencast plc, a Jersey public company (f/k/a Waldencast Acquisition Corp., a Cayman Islands exempted company) (the “Company”), Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (“Continental”), and American Stock Transfer & Trust Company, LLC a New York limited liability trust company (“AST”).

WHEREAS, the Company and Continental are parties to that certain Warrant Agreement, dated as of March 15, 2021 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, pursuant to Section 8.2 of the Existing Warrant Agreement, if the office of the Warrant Agent becomes vacant, then the Company shall appoint in writing a successor Warrant Agent.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Warrant Agent Succession and Resignation of Current Warrant Agent and Appointment of Successor. Effective as of the Amendment Effective Date, Continental resigns as Warrant Agent, and the Company hereby appoints AST to act as the Warrant Agent, and AST hereby accepts such appointment and agrees to perform all duties of the Warrant Agent in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Amendment.

2. Amendment of Existing Warrant Agreement.  The parties hereby amend, the Existing Warrant Agreement as follows:

2.1 Change in Warrant Agent. All References to “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company.”

2.2 Change of Address of Warrant Agent and Company. The second paragraph of Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

American Stock Transfer & Trust Company

48 Wall Street

New York, NY 10005

Email: Reorgwarrants@astfinancial.com

3.	Miscellaneous Provisions.

3.1 Conflicts. Except as modified herein, all other terms and conditions of the Existing Warrant Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of the Existing Warrant Agreement and this Amendment, the terms of this Amendment shall govern

3.2 Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction

3.4 Entire Agreement.  The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

3.5 Counterparts.  This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WALDENCAST PLC

By:	/s/ Michel Brousset
Name: Michel Brousset
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Leicia Savinetti
Name: Leicia Savinetti

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margot Jordan
Name: Margot Jordan

[Signature Page to Amendment of Warrant Agreement]